Exhibit 10(iii)(A)1

AT&T SHORT TERM INCENTIVE PLAN

(as amended March 1994 and January 2004)

1.     PURPOSE. The purpose of the AT&T Short Term Incentive Plan (the “Plan”) is to provide Officers of AT&T Corp. (the “Company”) and its Affiliates with incentive compensation based upon the level of achievement of financial and other performance criteria. The Plan will enhance the ability of the Company and its Affiliates to attract individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

2.     DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

           (a)        “Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or (ii)                any entity in which the Company has a significant equity interest, as determined by the Committee.

(b)	“Award” shall mean a cash payment of incentive compensation pursuant to this Plan.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Change in Control” shall have the same meaning assigned to that term in the AT&T 2004 Long Term Incentive Program (the “2004 LTIP”), as may be amended from time to time, and any successor thereto.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(f)	“Committee” shall mean the Compensation and Employee Benefits Committee of the Board, or any successor to such committee, which shall include at least two directors each of whom is an Outside Director, and “independent” within the meaning of the applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange (or, in each case, any successor provision or term).

(g)	“Covered Employee” shall mean, with respect to a Performance Year, a Participant who is a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code with respect to the tax year for which the Company and its Affiliates will be entitled to an income tax deduction for Awards (that are not deferred) payable with respect to such Performance Year.

(h)	“Officer” shall mean any management employee of the Company or any Affiliate holding a position as a “Manager O” or higher level in a non-banded environment, or at a salary grade level above “E-band”, or its equivalent, in a banded environment (formerly referred to as a “Senior Manager” from time to time).

(i)	“Outside Director” shall mean those members of the Committee who are “outside directors” (or any successor term) within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder (or any successor provisions).

(i)	“Participant” shall mean each and every Officer of the Company and its Affiliates other than those Officers who are determined by the Committee, or such person or committee empowered by the Committee, to be ineligible to participate in the Plan.

(j)	“Performance Year” shall mean, with respect to an Award, the year in which such Award was earned.

(k)	“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(m)	“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(n)	“Target Award,” with respect to a potential Award, shall mean an amount designated pursuant to Section 3 that will (subject to the final three paragraphs of Section 3) be paid as the amount of such Award, if certain performance criteria are achieved in the Performance Year as determined by the Committee.

3.     AWARDS-GENERAL. The Committee shall approve Target Awards for Participants eligible for Awards under the Plan for each Performance Year for which it intends to make Awards. For each Performance Year the Committee shall also establish performance criteria as described in A and B below to be applicable to Awards for such Performance Year (and future Performance Years, as the case may be). It is generally anticipated that such approval of Target Awards and establishment of performance criteria shall be made prior to, or shortly following, commencement of the Performance Year.

Performance criteria are:

    A.        Financial performance criteria of the Company and its Affiliates (in each case, prepared on the same basis as the financial statements published for financial reporting purposes except as adjusted pursuant to Section 5 hereof); and

    B.        Other performance criteria of the Company and its Affiliates.

Except as provided in Section 4 (relating to Awards to Covered Employees), actual Awards for any Performance Year will be determined by the Committee, or such person or committee empowered by the Committee, based upon the level of achievement during such Performance Year of the criteria referred to in A or B above and upon individual merit of each Participant.

The Target Awards shall serve only as a guideline in making Awards under the Plan. Depending upon individual performance, in the case of each Participant, an Award may be more or less (including no Award) than such Target Award.

The ultimate amount of the Award, determined in accordance with the preceding provisions of this Section 3, shall be paid as soon as practicable after the Performance Year, except to the extent that a Participant has made an election to defer the receipt of such Award pursuant to the AT&T Senior Management Incentive Award Deferral Plan, or its successor plan.

4.     AWARD TO “COVERED EMPLOYEES”. Notwithstanding any other provision of the Plan to the contrary, the following provisions shall apply to any Covered Employee:

    (a)        The total of all Awards payable to all Covered Employees shall be 0.4% of the “Net Cash Provided by Operating Activities,” as publicly disclosed in the Company’s consolidated financial statements for such Performance Year, and the Award to each Covered Employee with respect to such Performance Year shall be such amount divided by the number of Participants who are Covered Employees with respect to such Performance Year, subject to adjustment as described in (b) below. Prior to the payment of any Award to a Covered Employee with respect to a Performance Year, those Committee members who are Outside Directors shall certify the amounts under this Section 4(a) with respect to such Performance Year.

    (b)        Those Committee members who are Outside Directors, in their sole discretion, shall have the authority to set the actual Award to any Covered Employee under this Section 4 at any amount lower than the amount described in (a) above, based on factors, including but not limited to, individual merit and financial and other performance criteria of the Company established by the Committee along with any adjustments pursuant to Section 6 or Section 10. The Award to any Covered Employee may be less than (including no Award), but never more than, the amount determined under (a) above.

5.     ELIGIBILITY.

(a)     All Officers are eligible to be considered for Awards under the Plan for a Performance Year provided that the Officer has at least eighty-eight (88) consecutive days of active service during the Performance Year with the Company or any Affiliate (including periods of absence due to short term disability under an AT&T disability plan.) An Officer is not rendered ineligible to be a Participant by reason of being a member of the Board.

(b)     Under the following circumstances, the Target Award opportunity applicable to a Participant under the Plan for a Performance Year shall be prorated over the Performance Year and all other terms of the Plan shall apply, or the Participant shall be ineligible for an Award:

(1) Hire at, promotion to, or re-level from the level of Officer after the beginning of the Performance Year.	Prorated based on the total number of days on active payroll at the Officer level.
(2) Termination of employment prior to the payment of
       the Award due to death or disability, or voluntary
       termination after having satisfied the minimum age
       and service requirements for benefits provided under
       the terms of the AT&T Corp. Post-Retirement Welfare
       Benefits Plan, or the successor to such plan, as
       amended from time to time, excluding Rule of 65
requirements as defined in that Plan.	Prorated based on the number of days on active payroll at the Officer level.
(3) Absence due to an approved leave of absence.	Prorated based on the number of days on active payroll at the Officer level including up to a maximum of 30 days while on an approved leave of absence.
(4) Resignation prior to the payment of the Award and
        prior to satisfying the minimum age and service
        requirements for benefits provided under the terms
        of the AT&T Corp. Post-Retirement Welfare Benefits
        Plan or involuntary termination of employment prior
to the payment of the Award.	Ineligible for Award.
(5) Involuntary terminations not covered above (unless covered under specific severance plan provisions).	Ineligible for Award.

6.     ADJUSTMENTS.

    (a)        In order to assure the incentive features of the Plan and to avoid distortion in the operation of the Plan, the Committee may make adjustments in the performance criteria established by it for any Performance Year under Section 3 whether before or after the end of the Performance Year to the extent it deems appropriate in its sole discretion, which shall be conclusive and binding upon all parties concerned, to compensate for or reflect any extraordinary changes which may have occurred during the Performance Year which significantly affect factors that formed part of the basis upon which such performance criteria were determined. Such changes may include, without limitation, changes in accounting practices, tax, regulatory or other laws or regulations, or economic changes not in the ordinary course of business cycles. The Company also reserves the right to adjust Target Awards to insulate them from the effects of unanticipated, extraordinary, major business developments, e.g., unusual events such as a special asset writedown, sale of a division, etc. The determination of financial performance achieved for any Performance Year may, but need not be, adjusted by the Committee to reflect such extraordinary, major business developments. Any such determination shall not be affected by subsequent adjustments or restatements.

    (b)        In the event of any change in outstanding shares of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the Committee shall make such adjustments, if any, that it deems appropriate in the performance criteria established by it under Section 3 for any Performance Year not then completed; any and all such adjustments to be conclusive and binding upon all parties concerned.

    (c)        Notwithstanding the foregoing provisions of this Section 6, with respect to Awards to Covered Employees, the Committee shall not have any discretion granted by this Section 6 to the extent reserving or exercising such discretion would cause any such Award not to qualify for the Section 162(m) Exemption.

7.    CHANGE IN CONTROL

In the event of a Change in Control, Awards for the Performance Year during which the Change in Control occurs shall be pro-rated through the date on which the Change in Control occurs, and paid out as soon as administratively possible following the Change in Control.

    (a)        The amount of the payment for each Participant shall be determined by (i) multiplying such Participant’s earned base salary for the period beginning on the first day of the performance period and ending on the day immediately preceding the date on which the Change in Control occurs, by such Participant’s Target Award percentage (as defined in Section 7(b)), and (ii) multiplying the resulting number in (i) by a factor equal to the greater of (a) one hundred percent (100%), or (b) such percentage as may be determined by the Committee, or in the case of a Covered Employee, by the Outside Directors, based on the actual achievement of the Performance criteria for such Performance Year measured through the date of such Change in Control established pursuant to the provisions of Section 3 A. and B., and Section 4 for covered employees hereof. The percentage determined pursuant to clause (b) above will be based on actual performance results through the last month end reporting of the last reported fiscal period prior to the occurrence of the Change in Control.

    (b)        In the event there is more than one Target Award percentage in effect during the performance period in (a) above, then each Target Award percentage in effect during the performance period shall be applied to the corresponding earned base salary during each such period and the resulting amounts added together.

8.     OTHER CONDITIONS.

    (a)        No person shall have any claim to an Award under the Plan and there is no obligation for uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.

    (b)        Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company or any Affiliate.

    (c)        The Company or any Affiliate shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

9.     DESIGNATION OF BENEFICIARIES. A Participant may designate a beneficiary or beneficiaries to receive all or part of the Award which may be made to the Participant, or may be payable, after such Participant’s death. A designation of beneficiary may be replaced by a new designation or may be revoked by the Participant at any time. A designation or revocation shall be on a form to be provided for this purpose and shall be signed by the Participant and delivered to the Company or Affiliate employing the Participant prior to the Participant’s death. In case of the Participant’s death, an Award with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiary or beneficiaries. Any Award granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant’s estate. If there shall be any question as to the legal right of any beneficiary to receive an Award under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or its employing Affiliate shall have no further liability to anyone with respect to such amount.

10.     PLAN ADMINISTRATION.

    (a)        The Committee shall have full power and discretionary authority to administer and interpret the Plan and to establish rules for its administration subject to such resolutions, not inconsistent with the Plan, as may be adopted by the Board, except that the Outside Directors shall have such power with respect to Awards to Covered Employees under the provisions of Section 4. In making any determinations under or referred to in the Plan, the Committee, or the Outside Directors, as applicable, shall be entitled to rely on opinions, reports or statements of officers or employees of the Company and its Affiliates and of counsel, public accountants and other professional or expert persons.

    (b)        The Plan shall be governed by the laws of the State of New York and applicable Federal law.

11.     MODIFICATION OR TERMINATION OF PLAN. The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine. The Executive Vice President — Human Resources of the Company (or any successor or delegate), with the concurrence of the General Counsel, or the Vice President-Law for Corporate Matters, of the Company (or any successor to either of such officer’s responsibilities), shall be authorized to make minor or administrative changes in the Plan or changes required by or made desirable by government regulation. A modification may affect present and future Participants.